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                                                                 Exhibit 32


                                                      D.F. King & Co., Inc.
                                                                April, 1994


                              WLR FOODS, INC.
               SPECIAL MEETING OF SHAREHOLDERS - MAY 21, 1994
                          INSTRUCTIONS TO CALLERS


      WLR Foods has scheduled a Special Meeting of Shareholders to be held on Saturday, May 21, 1994 at 1:00 pm at Turner Ashby High School, 800 North Main Street, Bridgewater, Virginia. The Special Meeting follows the Virginia Poultry Festival Parade to be held in Harrisonburg that morning.

      The purpose of the Meeting, which has been requested by Tyson Foods, Inc., is to consider a proposal whether or not Tyson should be granted voting rights on any WLR Foods shares it has acquired, or may acquire, it its efforts to take over control of WLR Foods (See Proposal No. 1 in the proxy statement).

      The Special Meeting involves a proxy contest. Both WLR Foods and Tyson will be contacting WLR Foods shareholders in an effort to solicit shareholder votes through the execution of proxies. It is important to remember that in a proxy contest only the latest dated proxy will count. A properly executed later dated proxy will cancel any proxies previously received from the same shareholder with an earlier date. This is important since there will be multiple mailings by both WLR Foods and Tyson throughout the course of the contest and each mailing will contain a new proxy card. Shareholders will sometimes change their minds, mistakenly execute a card, or send an opposition card as a vote of protest. The occurrence of any of these events will invalidate a previously received card.

      WLR FOODS WILL BE USING A WHITE PROXY THROUGHOUT THE CONTEST.

      TYSON IS USING A (COLOR) PROXY.

      Because of the number of mailings from both sides, experience has taught us that it is very helpful to always refer to the color of the card (WHITE, in WLR Foods' case) in conversations with shareholders. For example, "To support WLR Foods, sign the WHITE card and discard the (color) Tyson card."

      WLR Foods shareholders should be encouraged to execute their proxies at the earliest possible time. This will help us to assess our level of support. Remember, in

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WLR Foods, Inc.
Instructions to Callers
page two

a proxy contest we will never know what proxies Tyson has received until after the meeting when the votes are counted because Tyson supporters return their cards directly to Tyson in almost all cases. Even if a shareholder plans to attend the meeting - you should still urge them to return their WHITE proxy. Plans change and people are sometimes subject to intervening events. If a shareholder does attend the meeting, return of the WHITE proxy will not prevent them voting in person.

      To the extent possible we will want to encourage the return of each WHITE proxy we mail. While this may seem like overkill, we have found that shareholders returning multiple proxies will be less likely to subsequently change their mind. If you are absolutely convinced of support, one card will suffice.

      Tyson's offer to purchase all of the outstanding stock of WLR Foods at $30 per share continues. Tyson has extended its offer and withdrawal rights until June 3, 1994. The offer is still conditioned upon a number of factors set forth in the offer to purchase dated March 9, 1994, including Tyson's obtaining voting rights for any WLR Foods Shares it has acquired or may acquire.

I.    INTRODUCTION

      A. You will be asked to contact shareholders of WLR Foods, Inc. by telephone or in person in connection with the proxy contest and motivate such holders to participate in voting for WLR Foods, that is, AGAINST the Tyson Proposal. Proxies must be received by May 21, 1994, the date of the Special Meeting.

      B.    (i)   WLR Foods commenced mailing its proxy materials on
                  Thursday, April 21, 1994.

            (ii) We expect that Tyson will distribute its materials shortly.

            (iii) There is but one item on the agenda for shareholders to consider - whether or not Tyson should be granted voting rights for WLR Foods shares it has acquired or may acquire.

      THE BOARD OF DIRECTORS OF WLR FOODS URGES SHAREHOLDERS TO VOTE AGAINST THE TYSON PROPOSAL (PROPOSAL NO. 1).

      C. We will commence calls to shareholders immediately. Registered shareholders will first be contacted followed by NOBO (street name) shareholders.











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WLR Foods, Inc.
Instructions to Callers
page three

II.   OUTLINE AND OBJECTIVE OF THE CAMPAIGN.

      A. The primary objective is to, communicate to WLR shareholders the position taken by WLR Foods Board of Directors in connection with the Tyson proposal and to urge shareholders to vote AGAINST the Tyson proposal on the WLR Foods WHITE card.

      B. To achieve our objectives we will be targeting a large number of WLR Foods shareholders, similar to the telephone campaign in connection with the tender offer. WLR Foods' management and directors will contact a number of large shareholders, both registered and NOBO (street name) holders, as well as institutional holders. Through your efforts, we intend to contact shareholders owning well in excess of 75% of the Company's outstanding common stock.

III.  CALLING ASSIGNMENTS

      A. WLR participants will be contacting registered and NOBO shareholders. In many cases you will know the shareholders assigned to you for contact and in most cases they will be the same shareholders you previously contacted.

      B. Most of your calls will be simple and non-adversarial in nature. As a rule, shareholders will be glad to hear from you. You must be prepared, however, to answer questions pertaining to Tyson's proposal to be considered at the Special Meeting, Tyson's ongoing tender offer, WLR Foods' rejection of that offer, as well questions relating to the general business and operations of WLR Foods.

IV.   PREPARATION AND READING MATERIALS

      A. WLR Foods' proxy statement and letter to shareholders dated April 21, 1994. Included with our mailing was Tyson's Control Share Acquisition Statement.

      B.    Tyson's proxy statement and letter to shareholders;

      C. You should also have available the following previously distributed materials: (i) Tyson's Offer to Purchase 7 and related materials dated March 9, 1994 and Tyson's subsequent letters to WLR Foods Shareholders; and (ii) WLR Foods' Schedule 14D-9 (and amendments)

















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WLR Foods, Inc.
Instructions to Callers
page four

            and all WLR Foods' letters to shareholders. These documents set forth the Company's response to the offer and provide the Company's reasons why Tyson's offer was rejected.

V.    RULES TO BE FOLLOWED

      A. All communications are subject to the rules and regulations of the Securities and Exchange Commission. The Company's materials have been reviewed by legal counsel prior to mailing. Stick to these materials when answering questions pertaining to the Meeting.

      B.    No false or misleading statements.

      C. No arguments or predictions on future events such as the market price of the stock, revenues, profits, the outcome of the Special Meeting (do not predict victory), the offer, or the outcome of litigation between the parties.

      D.    Do not write letters to shareholders.

      E. DO NOT GUESS. If you don't know the answer to a shareholder's question, tell the shareholder you will call them back. Then obtain the proper answer and return the call.

VI.   TELEPHONE CALLING PROCEDURE

      A. Introduction - give name and title. You may also mention that you are a fellow WLR Foods shareholder, if that is true.

      B. Verify that WLR Foods proxy materials have been received. Remember that shareholders will also receive a copy of Tyson's proxy materials.

      C.    Ask if the WLR Foods materials have been reviewed.

      D.    Ask if the shareholder has any questions.

      E. Ask if the shareholder intends to follow the recommendation of the Board of Directors of WLR Foods and vote against the Tyson proposal. In such a case, shareholders should sign, date, mark and mail the WLR Foods WHITE proxy card. WLR FOODS SHAREHOLDERS WHO SUPPORT THE COMPANY'S POSITION SHOULD BE REMINDED NOT TO SIGN THE TYSON CARD, NOT EVEN AS A VOTE OF PROTEST.















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WLR Foods, Inc.
Instructions to Callers
page five

      F. Always thank the shareholder for his/her time and support. Let the shareholder know you will be calling back in connection with any further developments.

      G. Answering machines - if you reach an answering machine, leave a brief message asking the shareholder to return your call (ask them to call you collect).

VII.  REPORTING FORMS

      A. We will be using reporting forms to capture shareholder responses. Each reporting form sets forth the shareholder's name as it appears on the registered or NOBO (street name) shareholder list, his/her address, share amount, and telephone number.

      B. Each time you attempt or complete a call note the date and time of the call. Further, note any feedback which you believe is important. Callers did an excellent job of providing feedback from the last round of calls which proved helpful in assessing shareholder support. There is also a place on the form to indicate calling results. If the shareholder has sold his/her shares please so note in the comment section. Ask if all shares were sold. If a shareholder has received a proxy card they will be a record date owner with the power to vote, notwithstanding the sale of the underlying shares. These holders should be encouraged to execute a WHITE WLR Foods proxy.

      C. You should make copies of your completed forms and forward them to each week to Gayle Payne. Retain your original forms.

      D. In the future, you will be informed if your assigned shareholder returns his/her proxy (registered shareholders only).

VIII. COMMENCEMENT OF CALLS/BEST TIME TO CALL

      A.    Commence calls immediately.

      B. Generally, calls are best made in the evening - between 6:00 and 9:00 p.m., but use your judgment.

      C. In the event of a business registration, calls should be during normal business hours.
















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WLR Foods, Inc.
Instructions to Callers
page six

      D. Saturdays are an ideal time (use your judgment). No calls on Sundays or Holidays unless you know the shareholder.

IX.   TELEPHONE TIPS

      A.    Call should be simple and brief.

      B.    Calls should always be friendly and low pressure.

      C.    Read and be familiar with all materials.

      D.    Be a good listener.

      E. Be specific in terms of the recommendation of the Board of Directors and the action shareholders should take. Remember to support the position of the WLR Foods Board of Directors, shareholders should sign, date, mark and mail the WHITE proxy card.

X.    OTHER

      A. Multiple Accounts Shareholders should return a proxy card for each and every separate account maintained whether a registered shareholder, street name shareholder, or both.

      B. Proper Execution of the Card The proxy card should be signed exactly as the shareholder name appears thereon. When stock is registered in two or more names (joint tenants or tenants-in-common, for example), all registered owners should sign. When signing as an attorney-in-fact, executor, administrator, trustee, guardian, partner or officer of a corporation, shareholders should sign and give title as such. If a corporation, shareholders should sign in corporate name by president or other authorized officer (i.e. WLR Foods, Inc. by James L. Keeler, President). If a partnership, please sign in partnership name by an authorized person. (i.e. WLR Foods, L.P. by James L. Keeler, General Partner).

      C. Proper Dating of the Card Each card should be dated as well as signed. Only the latest dated card will count.

      D. Street Name Holders When stock is held in street name, through a bank, broker or nominee, generally the bank, broker or nominee votes on behalf of the shareholder, but only after receiving the shareholder's specific
















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WLR Foods, Inc.
Instructions to Callers
page seven


            instructions. Shareholders must return to their broker each card they receive for their shares to be voted. If a shareholder has multiple street name accounts, they must return a card for each account.

            Shareholders may also call their broker with voting instructions but it is preferable that they also return the proxy card.

            We will never be privy to actual voting results for street name holders. Brokers collect voting instructions from all their clients and issue one card just prior to the meeting with cumulative voting responses from all their clients. As such, it is entirely possible for shareholders to make a mistake, or to tell you one thing then do another. We simply will not know.

            We do have the names of many street name holders from our first calling campaign (NOBO holders who have not objected to disclosure of their identities). These are the street name holders you will be calling. Again, their proxies must be returned to their respective brokers. Note that some of these individuals may have sold their shares since this list is somewhat dated. If a NOBO holder has sold all their shares and did not receive a proxy, please note this information on your forms. No further contacts will then be necessary.